Exhibit 99.1

Fox Factory Holding Corp. Announces Second Quarter Fiscal 2021 Financial Results
Achieves Record Second Quarter Sales of $328.2 Million
Reports Record Earnings per Diluted Share of $1.05
Reports Record Adjusted Earnings per Diluted Share of $1.20
DULUTH, Georgia, August 5, 2021 - Fox Factory Holding Corp. (NASDAQ: FOXF) (“FOX” or the “Company”) today reported financial results for the second quarter ended July 2, 2021.
Second Quarter Fiscal 2021 Highlights
•Sales increased 79.2% to $328.2 million, compared to $183.1 million in the same period last fiscal year
•Gross margin increased 110 basis points to 33.9%, compared to 32.8% in the same period last fiscal year; non-GAAP adjusted gross margin increased 100 basis points to 34.1% compared to 33.1% in the same period last fiscal year
•Net income attributable to FOX stockholders was $44.3 million, or 13.5% of sales and $1.05 of earnings per diluted share, compared to $12.6 million, or 6.9% of sales and $0.32 of earnings per diluted share in the same period last fiscal year
•Non-GAAP adjusted net income was $51.0 million, or $1.20 of adjusted earnings per diluted share, compared to $19.7 million, or $0.50 of adjusted earnings per diluted share in the same period last fiscal year
•Adjusted EBITDA was $69.7 million, or 21.2% of sales, compared to $33.7 million, or 18.4% of sales in the same period last fiscal year
“I am proud to report that we have not only delivered a fourth consecutive quarter of record revenue in a complex manufacturing environment but also surpassed the one billion revenue mark on a TTM basis for the first time in our company’s history. In addition, we made two acquisitions during the second quarter, welcoming SOLA Sport in Australia and Outside Van in Portland, Oregon to the FOX family. These acquisitions fit perfectly with our growth strategy, providing us with geographic and new market expansion respectively,” commented Mike Dennison, FOX’s Chief Executive Officer. “The ongoing growth story at FOX is a testament to the experience, resilience, and dedication of our world-class team, despite the challenging manufacturing and supply chain environment in the world today. Achieving one billion in sales is a major milestone for FOX, and we are very excited about our plans for future growth.”
Sales for the second quarter of fiscal 2021 were $328.2 million, an increase of 79.2% as compared to sales of $183.1 million in the second quarter of fiscal 2020. This increase in sales reflects a 92.4% increase in Powered Vehicles Group sales, and a 63.9% increase in Specialty Sports Group sales. The increase in Powered Vehicles Group sales is primarily due to increased demand in both the original equipment manufacturer ("OEM") and aftermarket channels, including strong performance in our upfitting product lines. Additionally, our results in the same prior year period were impacted by production shutdowns at a majority of our OEM customers. The increase in Specialty Sports Group sales is driven by continued strong demand in the OEM channel along with excellent execution by our team in meeting such demand.

Gross margin was 33.9% for the second quarter of fiscal 2021, a 110 basis point increase from gross margin of 32.8% in the second quarter of fiscal 2020. Non-GAAP adjusted gross margin increased 100 basis points to 34.1% from the same prior fiscal year period, excluding the effects of strategic transformation and acquisition related costs. The increase in gross margin was primarily driven by favorable product and channel mix led by higher volume sales in our Specialty Sports Group and the strong performance of our upfitting product lines. Additionally, our prior fiscal year period results were negatively impacted by higher factory related costs including incremental costs related to the COVID-19 pandemic. A reconciliation of gross profit to non-GAAP adjusted gross profit and the resulting non-GAAP adjusted gross margin is provided at the end of this press release.
Total operating expenses were $58.4 million for the second quarter of fiscal 2021, compared to $40.6 million in the second quarter of fiscal 2020. Operating expenses increased by $17.8 million primarily due to higher employee related costs, higher commission costs, and higher investments to right size our administrative support functions. As a percentage of sales, operating expenses were 17.8% for the second quarter of fiscal 2021, compared to 22.2% in the second quarter of fiscal 2020. Non-GAAP operating expenses were $51.4 million, or 15.7% of sales, in the second quarter of fiscal 2021, compared to $32.7 million, or 17.9% of sales, in the second quarter of the prior fiscal year. Reconciliations of operating expense to non-GAAP operating expense are provided at the end of this press release.
The Company’s effective tax rate was 13.3% in the second quarter of fiscal 2021, compared to an effective tax rate of 19.5% in the second quarter of fiscal 2020 primarily due to excess tax benefits on stock-based compensation.
Net income attributable to FOX stockholders in the second quarter of fiscal 2021 was $44.3 million, compared to $12.6 million in the second quarter of the prior fiscal year. Earnings per diluted share for the second quarter of fiscal 2021 were $1.05, compared to earnings per diluted share of $0.32 for the second quarter of fiscal 2020.
Non-GAAP adjusted net income was $51.0 million, or $1.20 of adjusted earnings per diluted share, compared to adjusted net income of $19.7 million, or $0.50 of adjusted earnings per diluted share, in the same period of the prior fiscal year. Reconciliations of net income attributable to FOX stockholders as compared to non-GAAP adjusted net income and the calculation of non-GAAP adjusted earnings per diluted share are provided at the end of this press release.
Adjusted EBITDA in the second quarter of fiscal 2021 was $69.7 million, compared to $33.7 million in the second quarter of fiscal 2020. Adjusted EBITDA margin in the second quarter of fiscal 2021 was 21.2%, compared to 18.4% in the second quarter of fiscal 2020. Reconciliations of net income to adjusted EBITDA and the calculation of adjusted EBITDA margin are provided at the end of this press release.

First Six Months Fiscal 2021 Results
Sales for the six months ended July 2, 2021 were $609.3 million, an increase of 65.8% compared to the first six months in fiscal 2020. Sales of Powered Vehicle and Specialty Sports products increased 60.7% and 73.2%, respectively, for the first six months of fiscal 2021 compared to the prior year fiscal period.
Gross margin was 34.3% in the first six months of fiscal 2021, a 260 basis point increase, compared to gross margin of 31.7% in the first six months of fiscal 2020. On a non-GAAP basis, adjusted gross margin increased 250 basis points, excluding the effects of strategic transformation and acquisition related costs. The increase in gross margin for the first six months of fiscal 2021 was primarily due to higher volume sales in our Specialty Sports Group and the strong performance of our upfitting product lines, as well as favorable product and channel mix. Additionally, our gross margin for the first six months of the prior fiscal year period was negatively impacted by incremental costs related to the COVID-19 pandemic. A reconciliation of gross profit to non-GAAP adjusted gross profit and the resulting non-GAAP adjusted gross margin is provided at the end of this press release.
Net income attributable to FOX stockholders in the first six months of fiscal 2021 was $82.3 million, compared to $20.9 million in the first six months of the prior fiscal year. Earnings per diluted share for the first six months of fiscal 2021 was $1.94, compared to $0.53 in the same period of fiscal 2020.
Non-GAAP adjusted net income in the first six months of fiscal 2021 was $95.5 million, or $2.25 of adjusted earnings per diluted share, compared to $40.2 million, or $1.02 of adjusted earnings per diluted share in the same period of the prior fiscal year. Reconciliations of net income attributable to FOX stockholders to non-GAAP adjusted net income and the calculation of non-GAAP adjusted earnings per share are provided at the end of this press release.
Adjusted EBITDA increased to $130.1 million in the first six months of fiscal 2021, compared to $65.0 million in the first six months of fiscal 2020. Adjusted EBITDA margin increased to 21.3% in the first six months of fiscal 2021, compared to 17.7% in the first six months of fiscal 2020. Reconciliations of net income to adjusted EBITDA and the calculation of non-GAAP adjusted EBITDA margin are provided at the end of this press release.
Balance Sheet Highlights
As of July 2, 2021, the Company had cash and cash equivalents of $275.0 million compared to $245.8 million as of January 1, 2021. Inventory was $208.6 million as of July 2, 2021, compared to $127.1 million as of January 1, 2021. As of July 2, 2021, accounts receivable and accounts payable were $149.7 million and $154.1 million, respectively, compared to $121.2 million and $92.4 million, respectively, as of January 1, 2021. The increase in inventory is primarily due to additional raw materials purchases to mitigate risks associated with supply chain uncertainty. The changes in accounts receivable and accounts payable reflect business growth as well as the timing of vendor payments. Property, plant and equipment, net increased to $177.6 million as of July 2, 2021, compared to $163.3 million as of January 1, 2021, reflecting capital expenditures of $27.6 million. Goodwill increased to $299.8 million as of July 2, 2021, compared to $289.3 million as of January 1, 2021, due to our acquisition of Outside Van in second quarter of fiscal 2021.

Fiscal 2021 Guidance
For the third quarter of fiscal 2021, the Company expects sales in the range of $300 million to $320 million and non-GAAP adjusted earnings per diluted share in the range of $0.95 to $1.15.
For the fiscal year 2021, the Company expects sales in the range of $1,200 million to $1,240 million and non-GAAP adjusted earnings per diluted share in the range of $4.25 to $4.45. We expect our full year effective tax rate to be on the lower end of our previously guided range of 15.0% to 19.0%.
Non-GAAP adjusted earnings per diluted share exclude the following items net of applicable tax: amortization of purchased intangibles, patent litigation-related expenses, acquisition and integration-related expenses, and strategic transformation costs. A quantitative reconciliation of non-GAAP adjusted earnings per diluted share for the third quarter and full fiscal year 2021 is not available without unreasonable efforts because management cannot predict, with sufficient certainty, all of the elements necessary to provide such a reconciliation.
Conference Call & Webcast
The Company will hold an investor conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The conference call dial-in number for North America listeners is (877) 876-9174, and international listeners may dial (785) 424-1669; the conference ID is FOXFQ221 or 36937221. Live audio of the conference call will be simultaneously webcast in the Investor Relations section of the Company's website at http://www.ridefox.com. The webcast of the teleconference will be archived and available on the Company’s website.
About Fox Factory Holding Corp. (NASDAQ: FOXF)
Fox Factory Holding Corp. designs and manufactures performance-defining ride dynamics products primarily for bicycles, on-road and off-road vehicles and trucks, side-by-side vehicles, all-terrain vehicles, snowmobiles, specialty vehicles and applications, motorcycles, and commercial trucks. The Company is a direct supplier to leading powered vehicle OEMs. Additionally, the Company supplies top bicycle OEMs and their contract manufacturers, and provides aftermarket products to retailers and distributors.
FOX is a registered trademark of Fox Factory, Inc. NASDAQ Global Select Market is a registered trademark of The NASDAQ OMX Group, Inc. All rights reserved.

Non-GAAP Financial Measures
In addition to reporting financial measures in accordance with generally accepted accounting principles (“GAAP”), FOX is including in this press release “non-GAAP adjusted gross margin,” “non-GAAP operating expense,” “non-GAAP adjusted net income,” “non-GAAP adjusted earnings per diluted share,” “adjusted EBITDA,” and “adjusted EBITDA margin,” all of which are non-GAAP financial measures. FOX defines non-GAAP adjusted gross margin as gross profit margin adjusted for certain strategic transformation costs and the amortization of acquired inventory valuation markup. FOX defines non-GAAP operating expense as operating expense adjusted for amortization of purchased intangibles, patent litigation-related expenses, acquisition and integration-related expenses, and strategic transformation costs. FOX defines non-GAAP adjusted net income as net income attributable to FOX stockholders adjusted for amortization of purchased intangibles, patent litigation-related expenses, acquisition and integration-related expenses, and strategic transformation costs, all net of applicable tax. These adjustments are more fully described in the tables included at the end of this press release. Non-GAAP adjusted earnings per diluted share is defined as non-GAAP adjusted net income divided by the weighted average number of diluted shares of common stock outstanding during the period. FOX defines adjusted EBITDA as net income adjusted for interest expense, net other expense, income taxes, amortization of purchased intangibles, depreciation, stock-based compensation, patent litigation-related expenses, acquisition and integration-related expenses, and strategic transformation costs that are more fully described in the tables included at the end of this press release. Adjusted EBITDA margin is defined as adjusted EBITDA divided by sales.
FOX includes these non-GAAP financial measures because it believes they allow investors to understand and evaluate the Company’s core operating performance and trends. In particular, the exclusion of certain items in calculating non-GAAP operating expense, non-GAAP adjusted net income and adjusted EBITDA (and accordingly, non-GAAP adjusted earnings per diluted share and adjusted EBITDA margin) can provide a useful measure for period-to-period comparisons of the Company’s core business. These non-GAAP financial measures have limitations as analytical tools, including the fact that such non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies because other companies may calculate non-GAAP operating expense, non-GAAP adjusted net income, non-GAAP adjusted earnings per diluted share, adjusted EBITDA and adjusted EBITDA margin differently than FOX does. For more information regarding these non-GAAP financial measures, see the tables included at the end of this press release.

FOX FACTORY HOLDING CORP.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	As of	As of
	July 2,	January 1
	2021	2021

	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$274,976	$245,764
Accounts receivable (net of allowances of $974 and $663 at July 2, 2021 and January 1, 2021, respectively)	149,695	121,194
Inventory	208,550	127,091
Prepaids and other current assets	90,008	87,920
Total current assets	723,229	581,969
Property, plant and equipment, net	177,630	163,288
Lease right-of-use assets	31,955	26,148
Deferred tax assets	18,503	19,362
Goodwill	299,816	289,349
Intangibles, net	200,574	204,491
Other assets	2,283	1,954
Total assets	$1,453,990	$1,286,561
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$154,089	$92,403
Accrued expenses	79,790	59,391
Reserve for uncertain tax positions	—	1,095
Current portion of long-term debt	15,000	12,500
Total current liabilities	248,879	165,389
Line of credit	3,238	—
Long-term debt, less current portion	370,275	377,088
Other liabilities	27,229	24,913
Total liabilities	649,621	567,390
Stockholders’ equity
Preferred stock, $0.001 par value — 10,000 authorized and no shares issued or outstanding as of July 2, 2021 and January 1, 2021	—	—
Common stock, $0.001 par value — 90,000 authorized; 42,972 shares issued and 42,083 outstanding as of July 2, 2021; 42,692 shares issued and 41,802 outstanding as of January 1, 2021	42	42
Additional paid-in capital	338,019	336,834
Treasury stock, at cost; 890 common shares as of July 2, 2021 and January 1, 2021	(13,754)	(13,754)
Accumulated other comprehensive income	2,820	1,068
Retained earnings	477,242	394,981
Total stockholders’ equity	804,369	719,171
Total liabilities and stockholders’ equity	$1,453,990	$1,286,561

FOX FACTORY HOLDING CORP.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	For the three months ended		For the six months ended
	July 2,	July 3,	July 2,	July 3,
	2021	2020	2021	2020
Sales	$328,164	$183,102	$609,300	$367,463
Cost of sales	217,076	123,116	400,288	250,862
Gross profit	111,088	59,986	209,012	116,601
Operating expenses:
Sales and marketing	17,840	12,561	34,698	24,624
Research and development	11,216	8,236	21,092	16,265
General and administrative	24,226	14,566	44,595	36,979
Amortization of purchased intangibles	5,083	5,264	10,048	7,807
Total operating expenses	58,365	40,627	110,433	85,675
Income from operations	52,723	19,359	98,579	30,926
Interest and other expense, net:
Interest expense	1,598	2,892	4,502	4,739
Other expense	83	71	1,042	133
Interest and other expense, net	1,681	2,963	5,544	4,872
Income before income taxes	51,042	16,396	93,035	26,054
Provision for income taxes	6,767	3,204	10,774	4,124
Net income	44,275	13,192	82,261	21,930
Less: net income attributable to non-controlling interest	—	584	—	1,072
Net income attributable to FOX stockholders	$44,275	$12,608	$82,261	$20,858
Earnings per share:
Basic	$1.05	$0.32	$1.96	$0.54
Diluted	$1.05	$0.32	$1.94	$0.53
Weighted-average shares used to compute earnings per share:
Basic	42,028	38,991	41,940	38,781
Diluted	42,367	39,584	42,355	39,368

FOX FACTORY HOLDING CORP.
NET INCOME TO NON-GAAP ADJUSTED NET INCOME RECONCILIATION
AND CALCULATION OF NON-GAAP ADJUSTED EARNINGS PER SHARE
(In thousands, except per share data)
(Unaudited)
The following table provides a reconciliation of net income attributable to FOX stockholders, the most directly comparable financial measure calculated and presented in accordance with GAAP, to non-GAAP adjusted net income (a non-GAAP measure), and the calculation of non-GAAP adjusted earnings per share (a non-GAAP measure) for the three and six months ended July 2, 2021 and July 3, 2020. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended		For the six months ended
	July 2,	July 3,	July 2,	July 3,
	2021	2020	2021	2020
Net income attributable to FOX stockholders	$44,275	$12,608	$82,261	$20,858
Amortization of purchased intangibles	5,083	5,264	10,048	7,807
Patent litigation-related expenses	158	707	468	1,143
Other acquisition and integration-related expenses (1)	1,737	1,424	3,152	12,376
Strategic transformation costs (2)	781	1,099	1,289	1,700
Tax impacts of reconciling items above (3)	(1,045)	(1,393)	(1,732)	(3,645)
Non-GAAP adjusted net income	$50,989	$19,709	$95,486	$40,239

Non-GAAP adjusted EPS
Basic	$1.21	$0.51	$2.28	$1.04
Diluted	$1.20	$0.50	$2.25	$1.02

Weighted average shares used to compute non-GAAP adjusted EPS
Basic	42,028	38,991	41,940	38,781
Diluted	42,367	39,584	42,355	39,368
(1) Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations and the impact of the finished goods inventory valuation adjustment recorded in connection with the purchase of acquired assets.
(2) Represents costs associated with various strategic initiatives including the expansion of the Powered Vehicles Group’s manufacturing operations. For the three and six month periods ended July 2, 2021, $781 and $1,289 is classified as cost of sales, respectively. For the three and six month periods ended July 3, 2020, $507 and $821 is classified as operating expenses, respectively, and $592 and $879 is classified as cost of sales, respectively.
(3) Tax impact calculated based on the respective year to date effective tax rate.

FOX FACTORY HOLDING CORP.
NET INCOME TO ADJUSTED EBITDA RECONCILIATION AND
CALCULATION OF NET INCOME MARGIN AND ADJUSTED EBITDA MARGIN
(In thousands)
(Unaudited)
The following tables provide a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to adjusted EBITDA (a non-GAAP measure), and the calculations of net income margin and adjusted EBITDA margin (a non-GAAP measure) for the three and six months ended July 2, 2021 and July 3, 2020. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended		For the six months ended
	July 2,	July 3,	July 2,	July 3,
	2021	2020	2021	2020
Net income	$44,275	$13,192	$82,261	$21,930
Provision for income taxes	6,767	3,204	10,774	4,124
Depreciation and amortization	11,062	9,194	21,031	15,030
Non-cash stock-based compensation	3,374	2,076	5,868	3,997
Patent litigation-related expenses	158	707	468	1,143
Other acquisition and integration-related expenses (1)	1,576	1,262	2,831	12,161
Strategic transformation costs (2)	781	1,099	1,289	1,700
Interest and other expense, net	1,681	2,963	5,544	4,872
Adjusted EBITDA	$69,674	$33,697	$130,066	$64,957

Net Income Margin	13.5%	7.2%	13.5%	6.0%

Adjusted EBITDA Margin	21.2%	18.4%	21.3%	17.7%
(1) Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations, excluding $161 and $321 in stock-based compensation for the three and six month periods ended July 2, 2021, respectively, and $162 and $215 in stock-based compensation for the three and six month periods ended July 3, 2020, respectively, as well as the impact of the finished goods inventory valuation adjustment recorded in connection with the purchase of acquired assets.
(2) Represents costs associated with various strategic initiatives including the expansion of the Powered Vehicles Group’s manufacturing operations. For the three and six month periods ended July 2, 2021, $781 and $1,289 is classified as cost of sales, respectively. For the three and six month periods ended July 3, 2020, $507 and $821 is classified as operating expenses, respectively, and $592 and $879 is classified as cost of sales, respectively.

FOX FACTORY HOLDING CORP.
GROSS PROFIT TO NON-GAAP ADJUSTED GROSS PROFIT RECONCILIATION AND
CALCULATION OF GROSS MARGIN AND NON-GAAP ADJUSTED GROSS MARGIN
(In thousands)
(Unaudited)
The following table provides a reconciliation of gross profit to non-GAAP adjusted gross profit (a non-GAAP measure) for the three and six months ended July 2, 2021 and July 3, 2020, and the calculation of gross margin and non-GAAP adjusted gross margin (a non-GAAP measure). These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended		For the six months ended
	July 2,	July 3,	July 2,	July 3,
	2021	2020	2021	2020
Sales	$328,164	$183,102	$609,300	$367,463

Gross Profit	$111,088	$59,986	$209,012	$116,601
Strategic transformation costs (1)	781	592	1,289	879
Amortization of acquired inventory valuation markup (2)	—	—	—	60
Non-GAAP Adjusted Gross Profit	$111,869	$60,578	$210,301	$117,540

Gross Margin	33.9%	32.8%	34.3%	31.7%

Non-GAAP Adjusted Gross Margin	34.1%	33.1%	34.5%	32.0%
(1) Represents costs associated with various strategic initiatives including the expansion of the Powered Vehicles Group’s manufacturing operations.
(2) Represents the impact of the finished goods inventory valuation adjustment recorded in connection with our 2020 acquisition of SCA.

FOX FACTORY HOLDING CORP.
OPERATING EXPENSE TO NON-GAAP OPERATING EXPENSE RECONCILIATION AND
CALCULATION OF OPERATING EXPENSE AND NON-GAAP OPERATING EXPENSE AS A PERCENTAGE OF SALES
(In thousands)
(Unaudited)
The following tables provide a reconciliation of operating expense to non-GAAP operating expense (a non-GAAP measure) and the calculations of operating expense as a percentage of sales and non-GAAP operating expense as a percentage of sales (a non-GAAP measure), for the three and six months ended July 2, 2021 and July 3, 2020. These non-GAAP financial measures are provided in addition to, and not as an alternative for, the Company’s reported GAAP results.

	For the three months ended		For the six months ended
	July 2,	July 3,	July 2,	July 3,
	2021	2020	2021	2020
Sales	$328,164	$183,102	$609,300	$367,463

Operating Expense	$58,365	$40,627	$110,433	$85,675
Amortization of purchased intangibles	(5,083)	(5,264)	(10,048)	(7,807)
Patent litigation-related expenses	(158)	(707)	(468)	(1,143)
Other acquisition and integration-related expenses (1)	(1,737)	(1,424)	(3,152)	(12,316)
Strategic transformation costs (2)	—	(507)	—	(821)
Non-GAAP operating expense	$51,387	$32,725	$96,765	$63,588

Operating expense as a percentage of sales	17.8%	22.2%	18.1%	23.3%

Non-GAAP operating expense as a percentage of sales	15.7%	17.9%	15.9%	17.3%
(1) Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations.
(2) Represents costs associated with various strategic initiatives including the expansion of the Powered Vehicles Group’s manufacturing operations.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release including earnings guidance may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “likely,” “potential” or “continue” or other similar terms or expressions and such forward-looking statements include, but are not limited to, statements about the impact of the global outbreak of COVID-19 on the Company’s business and operations; the Company’s continued growing demand for its products; the Company’s execution on its strategy to improve operating efficiencies; the Company’s optimism about its operating results and future growth prospects; the Company’s expected future sales and future non-GAAP adjusted earnings per diluted share; and any other statements in this press release that are not of a historical nature. Many important factors may cause the Company’s actual results, events or circumstances to differ materially from those discussed in any such forward-looking statements, including but not limited to: the Company’s ability to complete any acquisition and/or incorporate any acquired assets into its business; the Company’s ability to improve operating and supply chain efficiencies; the Company’s ability to enforce its intellectual property rights; the Company’s future financial performance, including its sales, cost of sales, gross profit or gross margin, operating expenses, ability to generate positive cash flow and ability to maintain profitability; the Company’s ability to adapt its business model to mitigate the impact of certain changes in tax laws; changes in the relative proportion of profit earned in the numerous jurisdictions in which the Company does business and in tax legislation, case law and other authoritative guidance in those jurisdictions; factors which impact the calculation of the weighted average number of diluted shares of common stock outstanding, including the market price of the Company’s common stock, grants of equity-based awards and the vesting schedules of equity-based awards; the Company’s ability to develop new and innovative products in its current end-markets and to leverage its technologies and brand to expand into new categories and end-markets; the Company’s ability to increase its aftermarket penetration; the Company’s exposure to exchange rate fluctuations; the loss of key customers; strategic transformation costs; the outcome of pending litigation; the possibility that the Company may not be able to accelerate its international growth; the Company’s ability to maintain its premium brand image and high-performance products; the Company’s ability to maintain relationships with the professional athletes and race teams that it sponsors; the possibility that the Company may not be able to selectively add additional dealers and distributors in certain geographic markets; the overall growth of the markets in which the Company competes; the Company’s expectations regarding consumer preferences and its ability to respond to changes in consumer preferences; changes in demand for high-end suspension and ride dynamics products; the Company’s loss of key personnel, management and skilled engineers; the Company’s ability to successfully identify, evaluate and manage potential acquisitions and to benefit from such acquisitions; product recalls and product liability claims; future economic or market conditions; and the other risks and uncertainties described in “Risk Factors” contained in its Annual Report on Form 10-K for the fiscal year ended January 1, 2021 and filed with the Securities and Exchange Commission on February 25, 2021, or Quarterly Reports on Form 10-Q or otherwise described in the Company’s other filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
Fox Factory Holding Corp.
Vivek Bhakuni
Director of Investor Relations and Business Development
706-471-5241
vbhakuni@ridefox.com